DISTRIBUTION AND SERVICE PLAN

EXHIBIT A

Fund	Effective Date
Nuveen (f/k/a NuShares) Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016
Nuveen (f/k/a NuShares) Short-Term REIT ETF	December 5, 2016
Nuveen (f/k/a NuShares) ESG Large-Cap Growth ETF	December 7, 2016
Nuveen (f/k/a NuShares) ESG Large-Cap Value ETF	December 7, 2016
Nuveen (f/k/a NuShares) ESG Mid-Cap Growth ETF	December 7, 2016
Nuveen (f/k/a NuShares) ESG Mid-Cap Value ETF	December 7, 2016
Nuveen (f/k/a NuShares) ESG Small-Cap ETF	December 7, 2016
Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF (f/k/a Nuveen (f/k/a NuShares) Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	March 9, 2017
Nuveen (f/k/a NuShares) ESG Emerging Markets Equity ETF	May 16, 2017
Nuveen (f/k/a NuShares) ESG International Developed Markets Equity ETF	May 16, 2017
Nuveen (f/k/a NuShares) ESG U.S. Aggregate Bond ETF	September 24, 2017
Nuveen ESG Large Cap ETF	June 4, 2019
Nuveen ESG High Yield Corporate Bond ETF	September 20, 2019
Nuveen ESG Dividend ETF	August 26, 2021
Nuveen Growth Opportunities ETF	September 15, 2021
Nuveen Core Plus Bond ETF	March 6, 2024
Nuveen Preferred and Income ETF	March 6, 2024
Nuveen Ultra Short Income ETF	March 6, 2024
Nuveen AA-BBB CLO ETF	December 3, 2024
Nuveen High Yield Municipal Income ETF	January 22, 2025
Nuveen Municipal Income ETF	January 22, 2025
Nuveen Securitized Income ETF	September 23, 2025
Nuveen High Yield Corporate Bond ETF	September 23, 2025
Nuveen International Aggregate Bond ETF	September 23, 2025
Nuveen U.S. Infrastructure ETF	June 17, 2026

Last updated: June 10, 2026